CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated March 8, 2007, relating to the statements of changes in net assets for the year ended July 31, 2006 and for the period from August 1, 2006 through December 31, 2006 and the financial highlights for each of the periods prior to December 31, 2006 of Alpha Hedged Strategies Fund and the statements of changes in net assets for the period from April 28, 2006 through July 31, 2006 and for the period from August 1, 2006  through December 31, 2006 and the financial highlights for each of the periods prior to December 31, 2006 of Beta Hedged Strategies Fund, which appear in of the Annual Report to Shareholders of Alpha Hedged Strategies Fund and Beta Hedged Strategies Fund for the year ended December 31, 2007, which have been incorporated by reference in this registration statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
April 29, 2008